EXHIBIT 99.1
Summary of DTE Electric Company Rate Order (Case U-18014)1
February 1, 2017

On January 31, 2017, the Michigan Public Service Commission (“Commission” or “MPSC”) issued an order in DTE Electric’s (“DTE Electric”) rate case. This document provides a summary of the Commission’s order. The Commission’s full order is available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-18014.

The MPSC order authorized DTE Electric to raise base rates by $184.3 million and approved a return on equity (“ROE”) of 10.1%. The Commission directed DTE Electric to implement rate changes for service rendered on and after February 7, 2017.

DTE Electric filed an application on February 1, 2016 with supporting direct testimony and exhibits initially seeking a general rate increase of approximately $344 million based on a projected twelve month test period ending July 31, 2017. The need for the rate increase was driven primarily by the Company’s capital investment of more than $900 million since the last general rate case to replace aging distribution system infrastructure and to invest in the Company’s long-term generation assets, lower sales, inflation and working capital increases due primarily to changes in retiree benefit costs.

Effective August 1, 2016, DTE Electric self-implemented a base rate increase of $245 million.

________________________
1This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s 2015 Form 10-K and 2016 Forms 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events. In this summary, DTE Energy discusses 2017 operating earnings guidance. It is likely that certain items that impact DTE Energy’s 2017 reported results will be excluded from operating results. Reconciliation to the comparable 2017 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

Reconciliation of MPSC final order from DTE Electric’s request

Item	Amount	Description
	($ millions)
DTE Electric Position	$344*	Revenue Requirement

O&M	($51)	Primarily inflation
Capital Structure	($35)	Authorized ROE of 10.1% vs. 10.5%
Incentive Compensation	($25)
Property Tax	($24)	Annual growth of 3.6% vs. 8.6%
Rate Base	($18)
Other	($7)

MPSC 1/31/17 Order	$184

*DTE Electric’s Reply Brief position was $325 million

Summary of Key Components of the Order

Return on Equity / Capital Structure
The MPSC determined that DTE Electric’s Return on Equity (“ROE”) should be reduced from its current 10.3% to 10.1%. DTE Electric supported an ROE of 10.5%. A permanent debt / equity capital structure was approved at 50% / 50% consistent with DTE Electric’s position.

Total Rate Base
The MPSC approved a projected total rate base of $14,2442, million, including net plant ($13,088 million) and working capital ($1,156 million). The approved rate base amount included in final rates was less than 1.6% (approximately $238 million) different than DTE Electric’s filed amount of $14,482 million.

________________________
2 Excludes renewables rate base which is recovered in a separate surcharge

Sales Load Forecast
The MPSC adopted DTE Electric’s sales forecast including total service area sales of 46,675 GWhs including bundled sales of 41,706 GWhs. The level of retail open access sales underlying the forecast is 4,970 GWhs.

Future Outlook for DTE Energy

DTE respects the constructive decision of the commission and its support of our efforts to modernize the electric infrastructure within our service territory.

DTE Energy is confident in achieving its earnings targets, and is reaffirming its 2017 early outlook operating earnings guidance of $5.15 to $5.46 per share.

For further information, please contact Barbara Tuckfield, DTE Energy, 313.235.1018 or Joyce Leslie, DTE Energy, 313.235.3209.